Contact:	EVC Group Investors: Doug Sherk Jennifer Beugelmans dsherk@evcgroup.com 415-896-6820 Media: Steve DiMattia sdimattia@evcgroup.com 646-277-8706	RITA Medical Systems, Inc. Joseph DeVivo, President and CEO 510-771-0400

FOR IMMEDIATE RELEASE

RITA MEDICAL SYSTEMS REPORTS THIRD QUARTER RESULTS

FREMONT, Calif., November 1, 2005 - RITA Medical Systems (Nasdaq: RITA), a publicly-traded medical device company focused solely on cancer therapies, today reported financial results for the third quarter ended September 30, 2005.

Revenue was $11.2 million for the third quarter ended September 30, 2005, compared with revenue of $8.0 million in the third quarter of 2004. As a result of the merger with Horizon Medical Products, Inc. that was completed on July 29, 2004, revenue for the third quarter of 2004 included Horizon’s revenue from July 29, 2004 through September 30, 2004. Pro forma revenue for the third quarter in 2004 was $9.3 million, which reflects Horizon’s revenue for the entire quarter as if the merger had occurred on July 1, 2004. Revenue for the second quarter ended June 30, 2005 was $12.0 million.

The net loss for the third quarter of 2005 was $705,000 compared with a net loss for the third quarter of 2004 of $3.3 million, a reduction of approximately 78%. The net loss for the third quarter 2005 was significantly reduced from the loss of $1.4 million in the second quarter ended June 30, 2005. The net loss per fully diluted share in the third quarter of 2005 was $0.02, compared with a net loss per fully diluted share of $0.10 in the third quarter of 2004, and reduced sequentially from a net loss per fully diluted share of $0.03 in the second quarter ended June 30, 2005.

For the first nine months of 2005 revenue was $34.4 million, compared with revenue of $17.3 million for the first nine months of 2004. Pro forma revenue for the first nine months of 2004 was $33.1 million, which reflects Horizion’s revenue for the entire period as if the merger had occurred on January 1, 2004. The net loss for the first nine months of 2005 was $3.8 million or a net loss per fully diluted share of $0.09, compared with a net loss of $7.4 million or a net loss per fully diluted share of $0.33 for the first nine months of 2004.

Third Quarter and Recent Fourth Quarter Highlights

•	Finalized $9.7 million debt refinancing
•	Strengthened leadership team with two new additions
o	Chief Financial Officer
o	VP of Operations
•	Added Steve LaPorte as a new board member
•	Received FDA approval for HABIB™ 4X Resection Device
•	Reported pilot study data on breast cancer treatment using RITA Medical RFA Products

Joseph DeVivo, President and Chief Executive Officer of RITA Medical said, “I believe that the entire organization has executed well and we have improved our strategic and operating execution. In the past year RITA has grown significantly and we have substantially reduced the level of operating losses. While revenue for the quarter did not meet our expectations at the start of the quarter, it was in line with our preliminary results news release.

“In addition, we believe there were some very good indicators of the potential strength in our business during the third quarter, including the demand our sales force experienced for the newly introduced HABIB 4X resection device. We expect to resume shipments of the HABIB product with redesigned packaging in mid-November. We believe we have the opportunity to regain much of the momentum for this product that we experienced in the third quarter,” he continued.

“In order to continue the operational momentum we have been building during 2005, we have added two key members to the senior management team,” said Mr. DeVivo. “Michael Angel joined us in mid-October as our new Chief Financial Officer and Mario Martinez joined us in August as Vice President of Operations and General Manager of our Manchester, Georgia manufacturing facility. Mario continues to focus on driving improvements in all areas of operations, manufacturing and customer service. I believe that the changes he is implementing will be key factors to future improvements in our operational performance.

“We believe the medical community continues to find our products efficacious in the treatment of many types of cancer in a way that they believe will make a real difference in the lives of their patients,” continued Mr. DeVivo. “One example of this confidence in our products was the presentation of positive clinical data at the recent American College of Surgeons Annual Clinical Congress. The presentation highlighted new and exciting research into potential treatments for breast cancer that we, along with the researchers who made the presentation, believe may benefit certain women with early stage breast cancer. This presentation and many others at similar conferences only reinforce our resolve to continue to improve our products and to support clinical work that may result in new applications of our technology.”

Outlook

The current outlook for the fourth quarter of 2005 is for revenue to be between $11.3 and $12.3 million. The Company expects the income statement results for the fourth quarter of 2005 to range between net income of $100,000 and a net loss of $800,000.

Conference Call today

RITA management will host a conference call and webcast today, Tuesday, November 1, 2005, at 2 PM Pacific Time to discuss the Company’s third quarter of 2005 results and its outlook for the remainder of 2005. The dial-in number for the conference call is 866-250-3615 for domestic participants and 303-262-2051 for international participants.

Persons interested in viewing the slides that accompany the webcast of the RITA conference call may access the slideshow via a link provided at the Company's website at www.ritamedical.com. These slides can be viewed by clicking the “Powerpoint Presentation” link on the investor relations homepage; you will need to enter the passcode “ritamed” to access the slides. A live audio webcast with the accompanying slides is also available at the Company’s website by clicking the “audio webcast” link; no password is required to access the webcast, although webcast participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

An audio replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for 7 days. The audio replay can be accessed by dialing (800) 405-2236 for domestic callers and (303) 590-3000; for international callers the passcode from both is 11042913#. An online replay of the webcast will be available for one year immediately following the broadcast by accessing the same link.

Any financial and other statistical information discussed during the call can be accessed from the home page of RITA’s website at http://www.ritamedical.com.

Use of Non-GAAP Financial Measures

The Company uses, and this press release contains or the related conference call will contain, non-GAAP measures of revenue for the third quarter ended September 30, 2004 and for the nine month period ended September 30, 2004, and EBITDA for the quarter ended September 30, 2005. The periods ended September 30, 2004 include the revenue of Horizon Medial Products, Inc. for the period from July 1, 2004 through July 28, 2004, and for the period from January 1, 2004 through July 28, 2004, respectively. Horizon’s revenue for these periods is not included in the Company’s GAAP revenue for the third quarter ended September 30, 2004 or for the nine month period ended September 30, 2004, because its merger with Horizon was not completed until July 29, 2004. The Company uses this non-GAAP measure of revenue, and is presenting it in this press release, because management believes it facilitates a more meaningful comparison with revenue for the quarter ended September 30, 2005 and the nine month period ended September 30, 2005. Additionally, the Company uses the metric earnings before interest, taxes, depreciation and amortization (“EBITDA”). This calculation of EBITDA has no basis in GAAP. The Company believes that all of these non-GAAP measures provide useful information to investors, permitting a better evaluation of the Company’s ongoing business performance, including the evaluation of its performance against its competitors in the healthcare industry. A complete reconciliation of the non-GAAP financial measures and EBITDA to the most directly comparable GAAP measures is presented in the accompanying tables.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; and safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The product line also includes the HABIB 4X Resection device which coagulates a “surgical resection plane” and is designed to facilitate a fast dissection in order to minimize blood loss and blood transfusion during surgery. The proprietary RITA RFA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com

The statements in this news release related to the use of the Company's technology and the Company’s future financial and operating performance, including without limitation the Company’s final financial results for the quarter ended December 31, 2005, the timing of resumed shipment and revenue from the HABIB 4X Resection device, physician adoption of the Company’s products for treatment of types of cancer other than liver and bone cancers, including breast cancer, the Company’s ability to achieve its revenue goals, the Company’s ability to achieve profitability, the Company’s ability to meet its future guidance, the Company's ability to achieve future improvements in operating performance and the market opportunity for the application of RFA in the treatment of breast cancer, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include but are not limited to: the Company’s material weaknesses in its internal control over financial reporting; the Company’s limited experience in manufacturing its products in substantial quantities; the Company’s historical and future operating results and profitability; the Company’s ability to realize all of the anticipated benefits of the merger with Horizon Medical Products, Inc.; market acceptance of the Company’s products for existing or new indications; the Company’s dependence on international sales; competitive pressures; the ability of users of the Company’s products to receive reimbursement from third-party payors, governmental programs or private insurance plans; and general economic and political conditions. Information regarding these and other risks and uncertainties is included in the Company's filings with the Securities and Exchange Commission.

Financial Tables Follow

# # # #

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Sales	$11,191	$7,951	$34,351	$17,254
Cost of goods sold	4,522	2,821	13,950	6,106
Gross profit	6,669	5,130	20,401	11,148

Operating expenses:
Research and development	894	928	2,932	2,752
Selling, general and administrative	6,299	6,139	20,482	14,523
Restructuring charges	-	1,089	60	1,089
Total operating expenses	7,193	8,156	23,474	18,364

Loss from operations	(524)	(3,026)	(3,073)	(7,216)

Interest expense	(206)	(242)	(704)	(242)
Interest income and (other expense), net	25	10	(3)	27

Net loss	$(705)	$(3,258)	$(3,780)	$(7,431)

Net loss per common share, basic and diluted	$(0.02)	$(0.10)	$(0.09)	$(0.33)

Shares used in computing net loss per
common share, basic and diluted	41,794	31,079	41,601	22,399

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$3,167	$12,978
Marketable securities	-	880
Accounts and note receivable, net	6,805	6,410
Inventories	7,486	7,126
Prepaid assets and other current assets	1,361	792
Total current assets	18,819	28,186
Long term note receivable, net	96	177
Property and equipment, net	2,062	1,966
Goodwill	91,339	91,339
Intangible assets	29,758	30,600
Other assets	519	41
Total assets	$142,593	$152,309

Liabilities and stockholders' equity
Accounts payable and accrued liabilities	$6,362	$6,731
Current portion of long term debt	223	7,200
Total current liabilities	6,585	13,931
Long term liabilities	9,767	9,722
Stockholders' equity	126,241	128,656
Total liabilities and stockholders' equity	$142,593	$152,309

RITA MEDICAL SYSTEMS, INC.
Reconciliation of GAAP to non-GAAP Sales
(In thousands, unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2004
GAAP Sales	$7,951	$17,254

Sales of Horizon Medical Products
for the period July 1, 2004 - July 28, 2004	1,355

Sales of Horizon Medical Products
for the period January 1, 2004 - July 28, 2004		15,864

Non-GAAP pro forma sales	$9,306	$33,118

RITA MEDICAL SYSTEMS, INC.
Reconciliation of GAAP Net Loss to EBITDA
(In thousands, unaudited)

Three Months Ended
September 30, 2005
GAAP Net Loss	$(705)

Add: Depreciation and amortization	1,030

Add: Interest expense	206

Deduct: Interest income, net of other expense	(25)

EBITDA	$506